Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Inspirato Incorporated

Denver, Colorado

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 12, 2024, relating to the consolidated financial statements of Inspirato Incorporated appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ BDO USA, P.C.

Denver, Colorado

March 14, 2024